Exhibit 19.1
BALCHEM CORPORATION
INSIDER TRADING POLICY

I.    PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Balchem Corporation (“Balchem” or the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with securities laws that prohibit certain persons who are in possession of Material Non-Public Information about a company from: (i) trading in securities of that company; or (ii) providing Material Non-Public Information to other persons who may trade on the basis of that information. It is important to the Company to avoid even the appearance of impropriety.

II.    SCOPE

A.This Policy applies to all directors, officers and employees of the Company and its subsidiaries, as well as their respective Related Persons (as defined below) (each, an “Insider” and collectively referred to as “Insiders”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who may come in possession of Material Non-Public Information.

B.This Policy applies to all transactions, including gifts, in (i) the Company’s securities, including transactions in common stock, options, restricted stock, restricted stock units, and any other type of securities that the Company may issue and (ii) derivative securities relating to any of the Company's securities, whether or not issued by the Company (collectively, “Company Securities”). This Policy applies to Company Securities regardless of whether they are held in a brokerage account, a 401(k) or similar account or otherwise.

C.This Policy also applies to transactions in any security of any other publicly traded company by an Insider while in possession of Material Non-public Information that was obtained in the course of such Insider’s involvement with the Company.

D.There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

III.    GENERALLY PROHIBITED ACTIVITIES

A.Trading in Company Securities.

1.No Trading While in Possession of Material Non-Public Information. No Insider may buy, sell or otherwise trade in Company Securities while aware of Material Non-Public Information concerning the Company (except as otherwise specified in this Policy under the headings “Transactions Under Balchem Plans” and “Rule 10b5-1 Plans”).

2.Blackout Periods and Trading Windows. Certain Insiders as specifically designated by the General Counsel (“Specifically Designated Insiders”) may not buy, sell or otherwise trade in Company securities during any trading blackout period applicable to such Specifically Designated Insiders.

a.The Company’s trading window (the “Trading Window”) generally opens on the morning of the business day after the second full trading session following the Company’s public announcement of quarterly earnings, and closes at the end of the fifth business day of the last month of the fiscal quarter.

b.Notwithstanding the provisions of the immediately preceding subsection, even during a Trading Window, any Insider who is in possession of Material Non-Public Information regarding the Company may not trade in Company securities.

3.Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and non-public, the persons designated by the General Counsel may not trade in Company Securities. In addition, if the Company’s financial results may be sufficiently material in a particular fiscal quarter the General Counsel may extend the blackout period (shorten the trading window) by notice to certain designated persons. In that situation, the General Counsel may notify these persons that they should not trade in Company Securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person.

4.Exceptions.

a.The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described below under the headings “Transactions Under Balchem Plans” and “Rule 10b5-1 Plans.”

b.Transactions in mutual funds that are invested in Company Securities, similar professionally managed "commingled pools" or exchange-traded funds that invest in Company Securities in addition to securities of other companies are not transactions subject to this Policy.

B.Tipping.

No Insider who is aware of Material Non-Public Information relating to the Company may, directly, or indirectly through Related Persons or other persons or entities:

1.Recommend the purchase or sale of any Company Securities to any other person;

2.Disclose Material Non-Public Information to persons within the Company whose roles do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

3.Assist anyone engaged in the above activities.

C.Additional Prohibited Transactions. Balchem considers it improper and inappropriate for any Insider to engage in short-term or speculative transactions in Balchem’s securities. Therefore Insiders may not engage in any of the following transactions.

1.Short-term Trading. An Insider’s short-term trading of Company Securities may be distracting to the Insider and may unduly focus the Insider on Balchem’s short-term stock market performance instead of Balchem’s long-term business objectives. Therefore, no Insider who purchases Company Securities may sell any Company Securities during the six months following the purchase (or vice versa).

2.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may also reduce the seller’s incentive to improve Balchem’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

3.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as Balchem’s other shareholders. Therefore, Balchem prohibits Insiders from engaging in hedging or monetization transactions or similar arrangements.

4.Trading on Margin or Pledging. Insiders may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan. These arrangements are troublesome because securities held in a margin account or pledged as collateral for a loan can be sold without the customer’s consent, including when in possession of Material Non-Public Information.

5.Options Trading. Insiders may not buy or sell puts or calls or other derivative securities on the Company Securities. Trading in options can be perceived as a speculative action, making a bet on a short-term movement in the price of a company’s stock unrelated to the company’s long-term business objectives.

6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of Material Non-Public Information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

D.Trading in Securities of Other Companies. No Insider may, while in possession of Material Non-Public Information about any other public company gained in the course of employment with or service to the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such Material Non-Public Information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

E.Transactions by the Company. Balchem will not engage in transactions in Company Securities, except in compliance with applicable securities laws.

IV.    DETERMINING WHETHER INFORMATION IS MATERIAL AND NON-PUBLIC

A.Definition of “Material” Information.

1.There is no bright line test for determining whether information is material. Such a determination depends on the facts and circumstances unique to each situation, and cannot be made solely based on the potential financial impact of the information.

2.In general, information about the Company should be considered “material” if:

a.A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or

b.The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3.It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed following the information having been made public, the information may be considered material by enforcement authorities.

4.While it is not possible to identify every type of information that could be deemed “material,” some examples of information that ordinarily would be considered material are:

•Projections of future earnings or losses, or other earnings guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment of a repurchase program for Company Securities;
•A Company restructuring;
•Bank borrowings or other financing transactions out of the ordinary course;
•A change in management;
•Development, regulatory approval or launch of a significant new product or process;
•Impending bankruptcy or the existence of severe liquidity problems;

•Significant cybersecurity incidents;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•A need to restate financial statements;
•Pending or threatened significant litigation, or the resolution of such litigation; or
•The gain or loss of a significant customer or supplier.

B.Definition of “Non-Public Information”.
Information is “non-public” if it has not been disclosed to the public. In order for information to be considered public, it must be widely disseminated; for example, through a press release, widely available broadcasts on television or radio, publication in widely available newspapers or news websites or public filings with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. To avoid the appearance of impropriety, information should not be considered fully absorbed by the marketplace until after the second full trading session after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Non-Public Information, in which case it will notify appropriate Insiders.

C.Individual Responsibility.
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Non-public Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. This Policy is not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures in this Policy are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

V.    TRANSACTIONS UNDER BALCHEM PLANS

A.Stock Option Exercises. This Policy does not apply to the exercise of a stock option, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

B.401(k) Plan.

1.This Policy does not apply to purchases of Balchem stock in the 401(k) plan resulting from the Insider’s periodic contribution of money to the plan pursuant to the Insider’s payroll deduction election, including through the Company’s matching contributions to the 401(k) plan.

2.The Policy does apply, however, to certain elections Insiders may make under the 401(k) plan, including:

a.the election to increase or decrease the percentage of the Insider’s periodic contributions that will be allocated to Balchem stock fund;

b.the election to make an intra-plan transfer of an existing account balance into or out of Balchem stock fund;

c.an election to borrow money against the Insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the Insider’s Balchem stock fund balance; and

d.the Insider’s election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Balchem stock fund.

C.Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities under the Company’s employee stock purchase plan, if any, resulting from the Insider’s contribution of money to such plan pursuant to the election the Insider made at the time of the Insider’s enrollment in such plan. This Policy does apply, however, to the Insider’s initial election to participate in such plan, changes to the Insider’s election to participate in such plan for any enrollment period, and to the Insider’s sales of Company Securities purchased pursuant to such plan.

D.Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from the Insider’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions the Insider chooses to make to the dividend reinvestment plan, and to the Insider’s election to participate in the plan or increase the Insider’s level of participation in the plan. This Policy also applies to the Insider’s sale of any Company Securities purchased pursuant to the plan.

VI.    OTHER INFORMATION

A.Transactions by Related Persons. This Policy also applies to the Insider’s family members who reside with the Insider (including a spouse, a partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Insider’s household, and any family members who do not live in the Insider’s household, but whose transactions in Company Securities are subject to the Insider’s influence or control (such as parents or children who consult with the Insider before they trade in Company Securities) (“Related Persons”). The Insider is responsible for the transactions of these Related Persons and therefore should make them aware of the need to confer with the Insider before they trade in Company Securities.

B.Transactions by Entities that Insiders Influence or Control. This Policy applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

C.Post-Termination Transactions. The Policy continues to apply to the Insider’s transactions in Company Securities even after the Insider has terminated employment or is no longer a director. If the Insider is in possession of Material Non-Public Information when the Insider’s employment or directorship terminates, the Insider may not trade in Company Securities until that information has become public or is no longer material.

D.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Insider.

E.Certifications. All employees certify their understanding of, and intent to comply with, this Policy via their annual acknowledgement of the Code of Business Conduct and Ethics.

F.Administration of Policy. The Company’s General Counsel will serve as compliance office for administration of this Policy as described herein. The General Counsel may delegate his/her responsibilities for administering this Policy as the General Counsel deems necessary or appropriate for administration of this Policy.

VII.    POLICIES APPLICABLE TO COVERED SENIOR PERSONS.

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Non-Public Information, and to avoid the appearance of any impropriety. Directors, executive officers, and any persons designated by the General Counsel as being subject to these procedures, as well as Related Persons and Controlled Entities of such persons (collectively, “Covered Senior Persons”) are subject to additional restrictions on their transactions in Company Securities, which are described below.

A.Pre-Clearance and Blackouts.

1.Covered Senior Persons may not engage in any transaction in Company Securities (even during a Trading Window) without first obtaining pre-clearance of the transaction from the General Counsel (and the General Counsel, with respect to his or her transactions, shall obtain pre-clearance of any transaction from the Chief Executive Officer). The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a Covered Senior Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

2.When a request for pre-clearance is made, the requesting Senior Covered Person should carefully consider whether he or she may be in possession of any Material Non-Public Information about the Company, and should describe fully those circumstances to the General Counsel. Such Senior Covered Person should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. Such Covered Senior Person should also be prepared to comply with SEC Rule 144 and file a Form 144, if applicable, at the time of any sale.

3.If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within two business days of receipt of pre-clearance unless an exception is granted. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel.

4.Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy), except during the Trading Window as defined in this Policy.

B.Rule 10b5-1 Plans.

1.Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets the conditions specified in the Rule of the (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold pursuant to the plan without regard to certain insider trading restrictions described in this Policy.

2.To comply with this Policy, the adoption, modification or early termination of a Rule 10b5-1 Plan must be approved by the General Counsel, and all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval fifteen (15) business days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least ten (10) business days prior to the consummation of such actions. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

3.In addition, a Rule 10b5-1 Plan may be entered into or modified only (i) at a time when the person entering into or modifying the plan is not aware of Material Non-Public Information about the Company and (ii) during an open Trading Window. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

4.Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.

5.A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any Material Non-Public Information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

6.All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

VIII.    CONSEQUENCES OF VIOLATIONS.

The purchase or sale of securities while aware of Material Non-Public Information, or the disclosure of Material Non-Public Information to others who then trade in possession of such information, is prohibited by federal, state and other laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as organizations such as FINRA.

Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another company based on Material Non-Public Information learned in connection with their employment or role as an Insider.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Last approved by the Board on September 18, 2024.